Exhibit 3

RITA MEDICAL SYSTEMS, INC.

AMENDMENT NO. 2 TO PREFERRED SHARES RIGHTS AGREEMENT

This Amendment No. 2 To Preferred Shares Rights Agreement (this “Amendment”) is made as of November 27, 2006 between Rita Medical Systems, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation (the “Rights Agent”).

Whereas, the Company and the Rights Agent entered into that certain Preferred Shares Rights Agreement, dated as of July 31, 2001, as amended by Amendment No. 1 thereto dated as of May 12, 2004 (as amended, the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

Whereas, the Company desires to amend the Rights Agreement as provided below.

Now, Therefore, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

5.   Amendment.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of AngioDynamics, Inc., Royal I, LLC or any of of their Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the public announcement of the AD Merger Agreement or the AD Merger, (ii) the acquisition of Company Common Stock pursuant to the AD Merger, (iii) the execution of the AD Merger Agreement or (iv) the consummation of the AD Merger or the other transactions contemplated in the AD Merger Agreement.”

(b) The definition of “Expiration Date” in Section 1(j) of the Rights Agreement is amended and restated to read as follows:

“Expiration Date” shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 of this Agreement, (iv) the consummation of a transaction contemplated by Section 13(d) of this Agreement or (v) immediately prior to the Effective Time (as defined in the AD Merger Agreement) of the AD Merger. In the event that the AD Merger Agreement shall be terminated for any reason prior to the consummation of the AD Merger, then, concurrently with such termination, clause (v) shall be deemed to be automatically deleted from this Agreement and of no further force or effect.”

(c) The definition of “Triggering Event” in Section 1(z) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred solely as the result of (i) the public announcement of the AD Merger Agreement or the AD Merger, (ii) the acquisition of Company Common Stock pursuant to the AD Merger, (iii) the execution of the AD Merger Agreement or (iv) the consummation of the AD Merger or the other transactions contemplated in the AD Merger Agreement.”

(d) The following definitions shall be added to Section 1 of the Rights Agreement:

“(cc) “AD Merger Agreement” shall mean the Agreement and Plan of Merger dated as of November 27, 2006, among AngioDynamics, Inc., Royal I, LLC and the Company. “

“(dd) “AD Merger” shall mean the merger of the Company with and into Royal I, LLC, as set forth in the AD Merger Agreement.”

(e) Section 3.1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred solely as the result of (i) the public announcement of the AD Merger Agreement or the AD Merger, (ii) the acquisition of Company Common Stock pursuant to the AD Merger, (iii) the execution of the AD Merger Agreement or (iv) the consummation of the AD Merger or the other transactions contemplated in the AD Merger Agreement.”

6.   No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement.

7.   Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

8.   Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

RITA Medical Systems, Inc.

By: /s/ Joseph DeVivo

Name: Joseph DeVivo

Title: President and Chief Executive Officer

U.S. Stock Transfer Corporation

By: /s/ Syed Hussaini

Name: Syed Hussaini

Title: Vice President